                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              (AMENDMENT NO. ___)*


                            VIRAGE LOGIC CORPORATION
                            ------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   92763R1041
                                   ----------
                                 (CUSIP Number)


                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ]    Rule 13d-1(b)

                             [ ]    Rule 13d-1(c)

                             [X]    Rule 13d-1(d)


        The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

        The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 2 of 10 Pages
--------------------                                         -------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                                Crosslink Capital, Inc.
                                94-3315151
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                N/A                              (a)
                                                                 (b)
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                Delaware

--------------------------------------------------------------------------------
          NUMBER OF                5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                             0
           OWNED BY             ------------------------------------------------
             EACH                  6     SHARED VOTING POWER
          REPORTING
            PERSON                                2,527,102
             WITH               ------------------------------------------------
                                   7     SOLE DISPOSITIVE POWER

                                                  0
                                ------------------------------------------------
                                   8     SHARED DISPOSITIVE POWER

                                                  2,527,102
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                2,527,102
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                N/A
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                12.7%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*


                                CO
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 3 of 10 Pages
--------------------                                         -------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                                Crosslink Crossover Fund III, L.P.
                                94-333-7978
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                N/A                              (a)
                                                                 (b)
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                 Delaware

--------------------------------------------------------------------------------
          NUMBER OF                5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                             1,352,108
           OWNED BY             ------------------------------------------------
             EACH                  6     SHARED VOTING POWER
          REPORTING
            PERSON                                0
             WITH               ------------------------------------------------
                                   7     SOLE DISPOSITIVE POWER

                                                  1,352,108
                                ------------------------------------------------
                                   8     SHARED DISPOSITIVE POWER

                                                  0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                0
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                N/A
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                6.8%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*


                                PN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 4 of 10 Pages
--------------------                                         -------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                                Michael Stark
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                N/A                              (a)
                                                                 (b)
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                USA

--------------------------------------------------------------------------------
          NUMBER OF                5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                             30,000
           OWNED BY             ------------------------------------------------
             EACH                  6     SHARED VOTING POWER
          REPORTING
            PERSON                                2,527,102
             WITH               ------------------------------------------------
                                   7     SOLE DISPOSITIVE POWER

                                                  30,000
                                ------------------------------------------------
                                   8     SHARED DISPOSITIVE POWER

                                                  2,527,102
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                30,000
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                [X]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                >1%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*


                                IN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 5 of 10 Pages
--------------------                                         -------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                                Seymour Franklin Kaufman
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                N/A                              (a)
                                                                 (b)
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                USA

--------------------------------------------------------------------------------
          NUMBER OF                5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                             0
           OWNED BY             ------------------------------------------------
             EACH                  6     SHARED VOTING POWER
          REPORTING
            PERSON                                2,527,102
             WITH               ------------------------------------------------
                                   7     SOLE DISPOSITIVE POWER

                                                  0
                                ------------------------------------------------
                                   8     SHARED DISPOSITIVE POWER

                                                  2,527,102
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                0
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                [X]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                0%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*


                                IN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 6 of 10 Pages
--------------------                                         -------------------


Item 1(a):     NAME OF ISSUER

                      Virage Logic Corporation

Item 1(b):     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                      46501 Landing Parkway
                      Fremont, CA  94538

Item 2(a):     NAME OF PERSON FILING

               I.     Crosslink Capital, Inc.
               II.    Crosslink Crossover Fund III, L.P.
               II.    Michael Stark
               III.   Seymour Franklin Kaufman

Item 2(b):     ADDRESS OF PRINCIPAL BUSINESS OFFICE

                      2 Embarcadero, Suite 2200
                      San Francisco, CA  94111

Item 2(c):     CITIZENSHIP

               I.     Delaware
               II.    Delaware
               II.    USA
               III.   USA

Item 2(d):     TITLE OF CLASS OF SECURITIES

                      Common Stock, $0.001 par value

Item 2(e):     CUSIP NUMBER

                      92763R1041

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 7 of 10 Pages
--------------------                                         -------------------


Item 4:        OWNERSHIP

               The Reporting Persons disclaim membership in a group.

               The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table:

                                    NO. OF
                                  SECURITIES                           POWER TO VOTE                POWER TO DISPOSE
                                 BENEFICIALLY      % OF          ------------------------      ------------------------
           PERSON                   OWNED          CLASS           SOLE          SHARED          SOLE          SHARED
----------------------------     ------------    ---------       ---------      ---------      ---------      ---------
Crosslink Capital, Inc. (1)       2,527,102        12.7%                 0      2,502,102              0      2,502,102
Crosslink Crossover Fund
  III, L.P. (2)                   1,352,108         6.8%         1,352,108              0      1,352,108              0
Michael Stark (3)                 2,557,102        12.8%            30,000      2,502,102         30,000      2,502,102
Seymour Franklin Kaufman (4)      2,527,102        12.7%                 0      2,502,102              0      2,502,102

----------

(1) Includes 406,727 shares held by Crosslink Omega Ventures III, L.L.C.; 634,249 shares held by Crosslink Offshore Omega Ventures III; 56,075 shares held by Omega Bayview, L.L.C.; 1,352,108 shares held by Crosslink Crossover Fund III, L.P.; 52,943 shares held by Offshore Crosslink Crossover Fund III, Unit Trust and 25,000 shares held by Crosslink Crossover Fund II. Crosslink Capital, Inc. is a managing member of such Crosslink entities.

(2) Crosslink Capital, Inc. is the managing member of Crosslink Crossover Fund III, L.P.

(3) Includes 30,000 shares that may be issued upon the exercise of an option that is immediately exercisable, subject to the Issuer's right of repurchase. Also includes 406,727 shares held by Crosslink Omega Ventures III, L.L.C.; 634,249 shares held by Crosslink Offshore Omega Ventures III; 56,075 shares held by Omega Bayview, L.L.C.; 1,352,108 shares held by Crosslink Crossover Fund III, L.P.; 52,943 shares held by Offshore Crosslink Crossover Fund III, Unit Trust and 25,000 shares held by Crosslink Crossover Fund II. Mr. Stark is a managing director and a controlling stockholder of Crosslink Capital, Inc., which is a managing member of such Crosslink entities. As managing director, Mr. Stark exercise voting and dispositive control over the shares held by the Crosslink entitled. Mr. Stark disclaims beneficial ownership of the shares held by the Crosslink entities, except to the extent of his pecuniary interest.

(4) Includes 406,727 shares held by Crosslink Omega Ventures III, L.L.C.; 634,249 shares held by Crosslink Offshore Omega Ventures III; 56,075 shares held by Omega Bayview, L.L.C.; 1,352,108 shares held by Crosslink Crossover Fund III, L.P.; 52,943 shares held by Offshore Crosslink Crossover Fund III, Unit Trust and 25,000 shares held by Crosslink Crossover Fund II. Mr. Franklin is a managing director and a controlling stockholder of Crosslink Capital, Inc., which is a managing member of such Crosslink entities. As managing director, Mr. Franklin exercise voting and dispositive control over the shares held by the Crosslink entitled. Mr. Stark disclaims beneficial ownership of the shares held by the Crosslink entities, except to the extent of his pecuniary interest.

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 8 of 10 Pages
--------------------                                         -------------------


Item 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6:        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                    N/A.

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                                    N/A.

Item 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                    N/A

Item 9:        NOTICE OF DISSOLUTION OF GROUP

                                    N/A

Item 10:       CERTIFICATION

                                    N/A

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 9 of 10 Pages
--------------------                                         -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

January 26, 2001
-------------------------
Date

Crosslink Capital, Inc.


By:            /s/ MICHAEL STARK
        -------------------------------
                 Michael Stark


Crosslink Crossover Fund III, L.P.


By:            /s/ MICHAEL STARK
        -------------------------------
                 Michael Stark


           /s/ MICHAEL STARK
---------------------------------------
            Michael Stark


     /s/ SEYMOUR FRANKLIN KAUFMAN
---------------------------------------
       Seymour Franklin Kaufman

--------------------                                         -------------------
CUSIP No. 92763R1041                   13G                   Page 10 of 10 Pages
--------------------                                         -------------------


                                                                       EXHIBIT A


      AGREEMENT REGARDING JOINT FILING OF STATEMENT ON SCHEDULE 13D OR 13G

        The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of the common stock of Virage Logic Corporation. For that purpose, the undersigned hereby constitute and appoint Crosslink Capital, Inc., a Delaware corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

January 26, 2001
-------------------------
Date

Crosslink Capital, Inc.


By:            /s/ MICHAEL STARK
        -------------------------------
                 Michael Stark


Crosslink Crossover Fund III, L.P.

By:            /s/ MICHAEL STARK
        -------------------------------
                 Michael Stark


           /s/ MICHAEL STARK
---------------------------------------
            Michael Stark


     /s/ SEYMOUR FRANKLIN KAUFMAN
---------------------------------------
       Seymour Franklin Kaufman